Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR FIRST QUARTER ENDED APRIL 2014

Bellport, NY May 08, 2014 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales for the first quarter of 2014, which ended May 03, 2014 were $57.7 million versus $58.9 million last year. For the first quarter ended May 03, 2014, comparable store sales increased by 1.4%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA FIRST QUARTER 2014 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2014		2013		2012
		(Decrease)		(Decrease)		Increase
		Increase		Increase

Number of Open Stores, April	325	(3.60%)	337	(1.50%)	342

First Quarter Total Retail Sales	$57,659	(2.10%)	$58,868	1.3%	$58,108

First Quarter Comparable Store Sales		1.4%		(0.90%)		1.8%